EXHIBIT 10.1

                             EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is executed effective September 30, 2009 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Bright Capital, Ltd. ('BC') and Dominic Bassani ('DB').

WHEREAS BC has provided the services of DB to the Bion Companies since 2000 and most recently pursuant to the agreement of March 2005, as extended ('Existing Agreement');

WHEREAS Bion wishes to receive the services of DB on a long term basis and BC & DB desire to provide such services to the Bion Companies upon the terms and conditions set forth in this Agreement;

AND WHEREAS Bion, DB & BC are executing this Extension Agreement with the intention that certain open matters specified below be resolved and incorporated herein on or before December 31, 2009;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies, BC and DB do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

     1) Pursuant to this Extension Agreement, DB shall continue to provide his services to the Bion Companies through BC as he has under the Existing Agreement ( presently holding the positions of Vice President-Special Projects and Strategic Planning of Bion's Bion Services Group, Inc. & Bion Integrated Projects Group, Inc. subsidiaries, which positions may be changed from time-to-time by action of the Board of Directors ('BOD') of Bion with the written consent of DB) on a 'full-time' basis (as defined below) for a period of three (3) years commencing October 1, 2009 and running through September 30, 2012; and, for one (1) year thereafter, on a 'half-time' basis (as defined below); and for an additional one (1) year period ('Additional Period'), with the written consent of DB; (for purposes of this Extension Agreement, the period from October 1, 2009 through the end of the Additional Period, if any, shall be the 'Term').

     2)  Compensation:

          a) Cash compensation from the Bion Companies to BC for the services of DB provided by BC shall continue at an annual rate of $312,000 for the entire term of this Extension Agreement (with the 'half-time' services during the Additional Period compensated as if 'full-time' services were being provided), unless agreed otherwise;

          b) FURTHER, PROVIDED, on the first date on which the Bion Companies hire/engage senior management for salary/consulting compensation in excess of the $312,000 annual rate of cash compensation to BC set forth in this Extension Agreement, the compensation paid to BC shall be increased to the level paid to such newly hired/engaged senior management.

          c) Bion hereby grants to BC a $60,000 bonus which bonus shall be satisfied by issuing to BC a warrant to purchase 600,000 shares of Bion's common stock which Warrant shall be valued at $60,000 and shall be exercisable at a price of $2.50 per share until January 15, 2019.

          d) For the purposes of this Extension Agreement, 'full time' shall mean not less than 42 weeks per year and 'half time' shall mean not less than 24 weeks per year.

          e) Bion's BOD agrees to establish, in negotiation with DB and BC, guidelines/baselines (possibly based on stock price and/or operating milestones re specific projects) for performance bonuses for DB/BC during the term of this Extension Agreement, which guidelines/baselines shall be put in place on or before June 30, 2010.

          f) BC shall be reimbursed for all reasonable expenses (including DB's medical insurance premiums & home office expenses) incurred by DB/BC in providing services to the Bion Companies.

          g) BC right to convert its deferred compensation from the period prior to December 31, 2008 is extended by two weeks to January 14, 2010.


     3) The Bion Companies and BC/DB agree to negotiate in good faith to resolve the matters set forth below ('Additional Matters') on or before December 31, 2009 with the resolution of the Additional Matters to constitute an Addendum to this Extension Agreement with the same effect as if set forth herein at this time:

          a) 'performance bonus' provisions related to the progress of Bion which provisions may be tied to the price of Bion's publicly traded securities and/or internal benchmarks such as i) number of Integrated Projects developed/under development, ii) number of animals utilizing Bion systems (in operation or under development), and/or ii) such other measures as may be agreed upon by the parties hereto.

          b) 'pension' or other similar benefits for DB as he has now served Bion for over 10 years and has reached the age of 63;

          c)  'change of control' provisions;

          d) compensation in the event of DB's death or disability during the Term;

          e) Provided, however, pending the resolution of the Additional Matters, DB's death or disability (full or partial) shall be treated as follows:

          'Disability of DB. In the event of the disability of DB prior to the expiration of the Term, BC shall nevertheless continue to be compensated at its then designated annual rate and with such benefits provided for herein. For purposes of this Extension Agreement, DB shall be deemed to be fully disabled if, because of illness or other physical or mental condition; he is unable to fully perform all of his duties under this Extension Agreement for two successive months; provided, however, if the disability of DB primarily relates to his ability to engage in business travel, DB's duties shall be amended to limit or eliminate the need for business travel, and DB shall not be considered disabled.. In the event that he is unable to perform all or a portion of the duties (as amended) required under this Extension Agreement for short periods of time aggregating over two months in any twelve successive calendar months, he shall be deemed to be partially disabled. The compensation and benefit period shall run from the time disability commenced until DB's condition improves sufficiently to permit him to fully perform his duties, after which date he must be available at the Bion's option. Bion may require such evidence of disability, as it deems appropriate.

          Termination Upon Death and Disability. The Term shall automatically terminate upon the death of DB; provided, however, that in the event of the DB's death, all compensation BC (or its designee) is receiving pursuant to this Extension Agreement at the time of his death shall be paid to his legal representative for a period of one year following the date of DB's death or the remainder of the Term, whichever occurs first, and thereafter compensation to BC (or its designee) shall continue at 50% of the prior rate for the balance of the Term, if any . At the discretion of the Board of Directors, the Term may terminate upon the Disability of DB if such disability continues for 12 months or longer; provided, however, that DB shall continue to receive compensation as set forth in this paragraph.'

      4)  Miscellaneous:

          a) This Extension Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Extension Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Extension Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Extension Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Extension Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Extension Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Extension Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect. This Extension Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                 Bion Environmental Technologies, Inc.

                                 By:/s/ Mark A. Smith
                                    Mark A. Smith, President


                                 /s/ Dominic Bassani
                                     Dominic Bassani


                                 Bright Capital, Ltd.



                                 By:/s/ Dominic Bassani
                                    Dominic Bassani

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